Exhibit 10.9

[Commerzbank Letterhead]

Commerzbank AG. Breite Str. 25, 40213 Düsseldorf	Mittelstand

Christian Herget
UTi Deutschland GmbH	Postanschrift:
Jacqueline Olivier	Breite Str. 25, 40213 Düsseldorf
Rather Str. 78-80	Telefon:	0211/827-2528
40476 Düsseldorf	Fax:	069/136-51902
christian.herqet@commerzbank.com

5. December 2013

Amendment Request Letter of UTi Worldwide Inc., dated November 20, 2013, ref.: Thomas R. Irving

Dear Ms. Olivier,

Your parent company, UTi Worldwide Inc., Long Beach/USA, has informed us that you will prospectively still not be in a position to comply with the Consolidated Total Debt/Consolidated EBITDA of not greater than 3.25x and the Minimum Debt Service Ratio of at least 2.5x for the twelve months period ended October 31, 2013, as prescribed by clause 5.1 of the Facility Agreement dated January 25/28, 2013.

We hereby agree that (i) for the period from and including August 1, 2013 through and including January 30, 2014, the Consolidated Total Debt Coverage Ratio shall not be operative (a) other than on October 31, 2013, on which date you will ensure that the ratio of Consolidated Total Debt to Consolidated EBITDA for the measurement period then ended, is not greater than 3.50 to 1.00 and (b) for the period from and including January 31, 2014 through and including July 30, 2014 you will ensure that the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the measurement period then or most recently ended, is not greater than 3.25 to 1.00, (ii) the Minimum Debt Service Ratio shall (a) not be less than 2.25 to 1.00 for the measurement period ended October 31, 2013, and (b) less than 2.50 to 1.00 thereafter, (iii) you shall only be required to deliver monthly financial statements so long as UTi is required to deliver such financial statements to any other creditor of UTi or any of its subsidiaries, and (iv) UTi shall at all times maintain committed line of credit facilities or revolving credit facilities (exclusive of facilities under which South African Subsidiaries can borrow) in an aggregate amount equal to or greater than USD 100,000,000 (or its equivalent in other currencies) with not less than 90 days remaining until the termination of such facilities.

This amendment is subject to the conditions precedent that (i) an amendment in substantially the form provided herein will also be declared by the holders of the U.S.$ 150,000,000 4.10% Senior Unsecured Guaranteed Notes, Series A, due February 1, 2022 and the U.S.$ 50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020 under the Note Purchase Agreement dated January 25, 2013 as the same is amended by First Amendment Agreement, by Second Amendment Agreement and on or about the date hereof by Third Amendment Agreement, a draft of which has been received by us, and (ii) said Third Amendment Agreement has become effective.

Yours sincerely

/s/ Christian Herget

Vorsitzender des Aufsichtsrats: Klaus-Peter Müller	Commerzbank Aktiengesellschaft, Frankfurt am Main
Vorstand: Martin Blessing (Vorsitzender), Frank Annuscheit, Markus	Handelsregister: Amtsgericht Frankfurt am Main, HRB
Beumer, Stephan Engels, Jochen Klösges, Michael Reuther, Stefan	32000 USt-ldNr.: DE 114 103 514
Schmittmann, Ulrich Sieber, Martin Zielke